Exhibit 23.2

PricewaterhouseCoopers LLP 101 Barbirolli Square Lower Mosley Street Manchester M2 3PW Telephone +44 (0) 161 245 2000 Facsimile +44 (0) 161 245 2910 pwc.com

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to First Amendment to The Innospec Inc. Performance Related Stock Option Plan 2008, First Amendment to The Innospec Inc. Company Share Option Plan 2008, First Amendment to The Innospec Inc. Non-Employee Directors’ Stock Option Plan 2008 of our report dated February 18, 2011, relating to the consolidated balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows of Innospec Inc. and its subsidiaries at December 31, 2010 and December 31, 2009, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2010 and the effectiveness of internal control over financial reporting, included in the Innospec Inc. Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 18, 2011.

/s/ PricewaterhouseCoopers LLP

Manchester, United Kingdom

May 24, 2011

PricewaterhouseCoopers LLP is a limited liability partnership registered in England with registered number OC303525. The registered office of PricewaterhouseCoopers LLP is 1 Embankment Place, London WC2N 6RH. PricewaterhouseCoopers LLP is authorised and regulated by the Financial Services Authority for designated investment business.